Exhibit 99.1

Herbalife Reports Q1 Net Sales at Midpoint of Guidance Range,
Net Sales Growth Excluding FX Headwinds1;
Q1 Adjusted EBITDA2 Exceeds Guidance; Updates Full-Year Guidance

LOS ANGELES, April 30, 2025 – Herbalife Ltd. (NYSE: HLF) today reported financial results for the first quarter ended March 31, 2025:

Highlights

First Quarter 2025

● Net sales of $1.2 billion at midpoint of guidance range

o Down 3.4% vs. Q1 ‘24

o Includes 480 basis points of FX headwinds

o Up 1.4% year-over-year on constant currency basis[1]; at low end of guidance range

● Net income of $50.4 million; adjusted net income[2] $59.9 million

● Adjusted EBITDA[2] of $164.9 million exceeds guidance

o Adjusted EBITDA[2] at constant currency[1] of $181.5 million exceeds guidance

o Adjusted EBITDA[2] margin up 260 basis points vs. Q1 ‘24

o Credit Agreement EBITDA[2] of $192.0 million

o Total leverage ratio reduced to 3.0x at March 31

● Diluted EPS of $0.49; adjusted diluted EPS[2] $0.59

Recent Developments

●	Completed acquisitions of certain assets of Pro2col Health LLC and Pruvit Ventures, Inc.

●	Formed and obtained a 51% ownership interest in HBL Link Bioscience LLC, which acquired assets of Link BioSciences Inc.

Outlook

●	Second quarter 2025 guidance provided

●	Full-year 2025 guidance revised: net sales range narrowed, adjusted EBITDA[2] raised, capital expenditures reduced

[1]	Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful.

[2]	Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure for historical periods, as applicable, and a discussion of why the Company believes these non-GAAP measures are useful and certain information regarding non-GAAP guidance.

Management Commentary

Herbalife reported first quarter 2025 net sales of $1.2 billion, down 3.4% year-over-year, including 480 basis points of foreign currency headwinds. On a constant currency basis1, net sales increased 1.4% year-over-year, marking the second consecutive quarter of year-over-year net sales growth excluding FX headwinds.

First quarter gross profit margin improved to 78.3% compared to 77.5% in the first quarter of 2024. On a year-over-year basis, gross profit margin primarily benefited from approximately 80 basis points of pricing and approximately 50 basis points of favorable input costs, mainly related to lower raw material costs, partially offset by approximately 50 basis points of unfavorable impact related to higher inventory write-downs.

Net income was $50.4 million, with net income margin of 4.1% and adjusted net income2 of $59.9 million. Adjusted EBITDA2 of $164.9 million includes approximately $17 million of foreign currency headwinds year-over-year, with adjusted EBITDA2 margin of 13.5%, up 260 basis points versus the first quarter of 2024. Diluted EPS was $0.49, with adjusted diluted EPS2 of $0.59, which includes a $0.13 year-over-year foreign currency headwind.

For the first quarter, net cash provided by operating activities was better than expected at $0.2 million. As the Company previously communicated, the first quarter tends to be the lowest cash flow quarter of the year due to payments of the annual Mark Hughes distributor bonuses and employee performance bonuses during the quarter. For the first quarter, capital expenditures and capitalized SaaS implementation costs were $18.3 million and approximately $5 million, respectively. The Company expects to incur total capitalized SaaS implementation costs of approximately $25 million to $30 million for the full year of 2025, which are not included in capital expenditures.

As previously disclosed, in February 2025 the Company redeemed $65.0 million aggregate principal amount of the 7.875% Senior Notes due 2025 (“2025 Notes”) for an aggregate purchase price of $67.3 million, which included $2.3 million of accrued and unpaid interest. As of March 31, the outstanding principal balance of the 2025 Notes was $197.3 million and is due in September 2025. In addition, the Company’s revolving credit facility was undrawn as of March 31.

“2025 is off to a strong start,” said John DeSimone, Chief Financial Officer. “We delivered net sales growth on a constant currency basis1 for the second consecutive quarter, adjusted EBITDA2 exceeded guidance, and we reduced our total leverage ratio to 3.0x, a target achieved ahead of plan.”

The first quarter of 2025 marked the Company’s fourth consecutive quarter of year-over-year growth in the number of new distributors joining Herbalife worldwide, up 16% year-over-year, reflecting continued strength in distributor trends and engagement globally.

Positive momentum continued to build throughout the quarter as approximately 2,600 distributors convened in Los Angeles, California for Herbalife Honors, the Company’s annual global leadership development and recognition event. Strategic and transformative business initiatives were unveiled, including the planned asset acquisitions of Pro2col Health LLC (“Pro2col LLC”), Pruvit Ventures, Inc. (“Pruvit”) and Link BioSciences Inc. (“Link BioSciences”) as described below.

Also at Honors, the Company, in collaboration with network marketing industry leader and coach, Eric Worre, introduced the all-new Herbalife Flex45 Challenge, which is a distributor engagement program centered on health, product use, personal development and business fundamentals. It builds upon the leadership development and engagement initiatives introduced in 2024, which included the Diamond Development Mastermind Program, an ongoing training and accountability program led by President and incoming CEO Stephan Gratziani and supported by Eric Worre. In April, the program expanded to the China market with approximately 1,300 service providers committing to the program. Since the launch of the program in the U.S. in August 2024, followed by rollouts to the Asia Pacific region, Mexico and China in 2025, approximately 7,100 distributors and service providers have committed to the program, with continued expansion into additional markets planned for the remainder of 2025.

Also in April, the Company kicked off its first Extravaganza training events of 2025. Approximately 12,200 attendees convened in Shanghai for China’s event, while India hosted its first of two multi-city Extravaganza events planned for 2025, with events in both Bengaluru and Delhi collectively drawing approximately 34,800 attendees. Distributors’ response to the Company’s new business initiatives has been overwhelmingly positive and strong demand is expected to continue for these training and business development opportunities.

Recent Developments

In April, and in connection with the binding memorandum of understanding announced on March 12, 2025, the Company acquired certain assets of Pro2col LLC and Pruvit, which primarily consist of software and intangible assets. Additionally, the Company formed and obtained a 51% ownership interest in HBL Link Bioscience LLC. Concurrently, HBL Link Bioscience LLC acquired the assets of Link BioSciences.

Pro2col LLC is a health and wellness digital application company. The Pro2col technology platform acquired is designed to deliver tailored health and longevity protocols by using individual biometrics to provide personalized nutrition recommendations in support of a healthy, active lifestyle. Combined with ongoing support and guidance from Herbalife distributors, artificial intelligence (“AI”) health assistants and on-line and in-person community connections, the Pro2col platform will provide distributors with new tools and resources, the Company believes will better serve existing customers, appeal to potential new customers and bring in new distributors.

A beta version of the platform is expected to be launched at the Herbalife North America Extravaganza at the end of July 2025 and be available to select Herbalife independent distributors in the U.S. The commercial release of the Pro2col technology platform in the U.S. is planned for the fourth quarter of 2025, with additional markets to follow beginning in 2026.

Link BioSciences is an established, Texas-based, manufacturing company that uses proprietary technology to analyze biometrics, biomarkers, lifestyle, and genetic input data. The acquired assets will enable Herbalife to leverage the Pro2col technology platform to formulate personalized nutritional supplements for its customers.

Pruvit is a direct-seller of patented ketone supplements. The acquired assets expand Herbalife’s health and wellness offerings with an attractive, channel-exclusive, new product category. Pruvit will continue to operate independently under its current ownership for up to two years. During the transition period, Herbalife can launch ketone products as the companies come together.

Total cash consideration for these asset acquisitions paid in April was $25.5 million, with additional cash contingent payments possible based on future performance. In addition, as part of these acquisitions, three key, strategic employees joined Herbalife to support the continued development of the Pro2col technology platform. As a material inducement for these individuals agreeing to become employed by the Company, they will be granted stock appreciation rights (“SARs”) on May 2, 2025 (“Grant Date”). Blake Mallen and Jacob Nelan will be granted 500,000 and 200,000 time-based SARs, respectively, which will vest in three equal installments on the first, second and third anniversaries of the Grant Date. Additionally, Aldo Moreno will be granted 50,000 performance-based SARs on the Grant Date, which will vest upon achievement of the performance criteria. All of the foregoing SARs awards will be granted at a base share price as of market close on the Grant Date. The awards, which were granted outside of the Company’s Amended and Restated 2023 Stock Incentive Plan, were approved by the Compensation Committee of the Company’s Board of Directors and will be made pursuant to the terms of a SARs award agreement entered into with each individual, respectively. The grants will be awarded without shareholder approval as an “employment inducement award” under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

These acquisitions expand the Company’s health and wellness offerings and are also expected to provide unique opportunities for distributors to expand their customer base through a personalized health, wellness and nutrition platform. To lead these efforts, Blake Mallen, whom is the co-founder of Pro2col LLC and previously served as President of Pruvit, was appointed as Herbalife’s Chief Strategy Officer and President of Pro2col. Mr. Mallen will report directly to Stephan Gratziani. Mr. Mallen is a recognized entrepreneur, brand builder, and direct selling executive. With more than two decades of experience building mission-driven businesses and consumer-focused brands, Mr. Mallen brings a wealth of experience in innovation, execution, and category creation.

“As I transition into the role of CEO, I am committed to honoring Herbalife’s 45-year legacy of empowering our communities through health, wellness and a strong entrepreneurial opportunity,” said Stephan Gratziani. “Our recent acquisitions are a bold step to provide innovation and growth as we move toward our vision of becoming the world’s premier health and wellness company, community and platform.”

First Quarter 2025 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

	Reported Net Sales		YoY Growth (Decline)
$ million	Q1 ‘25	Q1 ‘24	including FX	excluding FX1
North America	254.4	265.8	(4.3)%	(4.2)%
Latin America	206.7	214.2	(3.5)%	10.6%
EMEA	273.3	277.9	(1.7)%	3.3%
Asia Pacific	422.5	431.2	(2.0)%	1.6%
China	64.8	75.2	(13.8)%	(12.9)%
Worldwide	1,221.7	1,264.3	(3.4)%	1.4%

Outlook

Second Quarter 2025 Guidance

$ million	Net Sales	Adjusted EBITDA[2]	CapEx
Reported	(3.5)% to +0.5% YoY	160 – 170	25 – 35
Constant Currency(a)	(0.5)% to +3.5% YoY	177 – 187
Q2 ’24 Actuals	1,281.1	180.0 14.1% margin	36.3

Full-Year 2025 Guidance – REVISED

$ million	Net Sales	Adjusted EBITDA[2]	CapEx
Reported	(2.5)% to +2.5% YoY	625 – 655	90 – 120
Previous Guidance (Feb 19 ‘25)	(3)% to +3% YoY	600 – 640	100 – 130
Constant Currency(a)	+0.5% to +5.5% YoY	690 – 720
Previous Guidance (Feb 19 ‘25)	+1% to +7% YoY	670 – 710
FY ’24 Actuals	4,993.1	634.8 12.7% margin	122.0

(a)	Non-GAAP Measure. Represents projections using U.S. dollars at Q2 ’24 and FY ’24 average FX rates, respectively, and adjusting for other FX related impacts. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful and non-GAAP guidance.

Guidance Assumptions

●	Net sales and adjusted EBITDA[2] use the average daily exchange rates for the first two weeks of April 2025 to translate local currency projections

●	Outlook includes preliminary estimates of the impact of incremental tariffs enacted as of April 29, 2025

Earnings Webcast and Conference Call

Herbalife’s senior management team will host an audio webcast and conference call to discuss its first quarter 2025 financial results on Wednesday, April 30, 2025, at 5:30 p.m. ET (2:30 p.m. PT).

The audio webcast will be available at the following link: https://edge.media-server.com/mmc/p/bd8j8th6/

Participants joining via the conference call may obtain the dial-in information and personal PIN to access the call by registering at the following link:

https://register-conf.media-server.com/register/BI12100c75b52143f0b3cefeff142c2d2c

Senior management also plans to reference slides during the webcast and call, which will be available under the Investor Relations section of Herbalife’s website at https://ir.herbalife.com, where financial and other information is posted from time to time. The webcast will also be available at the same website, along with a replay of the webcast following the completion of the event and for 12 months thereafter.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company, community and platform that has been changing people’s lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Media Contact:

Thien Ho

Vice President, Global Corporate Communications

thienh@herbalife.com

Investor Contact:

Erin Banyas
Vice President, Head of Investor Relations

erinba@herbalife.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

●	the potential impacts of current global economic conditions, including inflation, unfavorable foreign exchange rate fluctuations, and tariffs or retaliatory tariffs, on us; our Members, customers, and supply chain; and the world economy;

●	our ability to attract and retain Members;

●	our relationship with, and our ability to influence the actions of, our Members;

●	our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;

●	adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

●	changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance matters;

●	the competitive nature of our business and industry;

●	legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;

●	the Consent Order entered into with the Federal Trade Commission, or FTC, the effects thereof and any failure to comply therewith;

●	risks associated with operating internationally and in China;

●	our ability to execute our growth and other strategic initiatives, including implementation of our restructuring initiatives, and increased penetration of our existing markets;

●	any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;

●	our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;

●	our reliance on our information technology infrastructure;

●	noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;

●	contractual limitations on our ability to expand or change our direct-selling business model;

●	the sufficiency of our trademarks and other intellectual property;

●	product concentration;

●	our reliance upon, or the loss or departure of any member of, our senior management team;

●	restrictions imposed by covenants in the agreements governing our indebtedness;

●	risks related to our convertible notes;

●	changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;

●	our incorporation under the laws of the Cayman Islands; and

●	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 19, 2025, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Net sales	$1,221.7	$1,264.3
Cost of sales	265.2	285.0
Gross profit	956.5	979.3
Royalty overrides	401.8	415.2
Selling, general, and administrative expenses	431.9	492.2
Operating income	122.8	71.9
Interest expense, net	52.0	37.9
Income before income taxes	70.8	34.0
Income taxes	20.4	9.7
Net income	$50.4	$24.3

Earnings per share:
Basic	$0.50	$0.24
Diluted	$0.49	$0.24

Weighted-average shares outstanding:
Basic	101.5	99.7
Diluted	102.2	100.7

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	March 31,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$329.4	$415.3
Receivables, net	90.1	68.9
Inventories	488.0	475.4
Prepaid expenses and other current assets	186.5	184.1
Total Current Assets	1,094.0	1,143.7

Property, plant and equipment, net	450.3	460.2
Operating lease right-of-use assets	183.6	185.7
Marketing-related intangibles and other intangible assets, net	311.9	312.3
Goodwill	89.2	87.7
Deferred income tax assets	414.3	398.6
Other assets	141.0	139.9
Total Assets	$2,684.3	$2,728.1

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$85.4	$70.0
Royalty overrides	306.4	334.1
Current portion of long-term debt	218.7	283.5
Other current liabilities	518.5	542.8
Total Current Liabilities	1,129.0	1,230.4

Non-current liabilities:
Long-term debt, net of current portion	1,975.0	1,976.6
Non-current operating lease liabilities	167.4	169.5
Other non-current liabilities	148.9	152.7
Total Liabilities	3,420.3	3,529.2

Commitments and Contingencies

Shareholders’ deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	287.9	278.2
Accumulated other comprehensive loss	(266.4)	(271.4)
Accumulated deficit	(757.6)	(808.0)
Total Shareholders’ Deficit	(736.0)	(801.1)
Total Liabilities and Shareholders’ Deficit	$2,684.3	$2,728.1

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Cash flows from operating activities:
Net income	$50.4	$24.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30.7	29.2
Share-based compensation expenses	11.6	11.9
Non-cash interest expense	4.1	2.1
Deferred income taxes	(13.1)	(12.1)
Inventory write-downs	11.4	4.7
Foreign exchange transaction loss (gain)	1.4	(1.4)
Other	(1.4)	1.3
Changes in operating assets and liabilities:
Receivables	(20.0)	(7.7)
Inventories	(16.7)	(6.7)
Prepaid expenses and other current assets	(2.3)	(7.6)
Accounts payable	11.5	1.3
Royalty overrides	(32.7)	(27.7)
Other current liabilities	(26.5)	8.9
Other	(8.2)	(6.7)
Net cash provided by operating activities	0.2	13.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(18.3)	(32.9)
Other	(0.5)	0.1
Net cash used in investing activities	(18.8)	(32.8)

Cash flows from financing activities:
Borrowings from senior secured credit facility and other debt	65.0	161.2
Principal payments on senior secured credit facility and other debt	(70.3)	(120.7)
Repayment of convertible senior notes	-	(197.0)
Repayment of senior notes	(65.0)	-
Share repurchases	(2.2)	(2.3)
Other	0.3	0.6
Net cash used in financing activities	(72.2)	(158.2)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3.7	(5.8)
Net change in cash, cash equivalents, and restricted cash	(87.1)	(183.0)
Cash, cash equivalents, and restricted cash, beginning of period	438.1	595.5
Cash, cash equivalents, and restricted cash, end of period	$351.0	$412.5

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Credit Agreement EBITDA

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA exclude the impact of certain unusual or non-recurring items such as expenses related to restructuring initiatives, expenses related to the digital technology program, gains or losses from sale of property, gains or losses from extinguishment of debt and certain tax expenses and benefits, as further detailed in the reconciliations below. In addition, during the fourth quarter of 2024, the Company recognized $147.3 million of non-cash net deferred income tax benefits related to changes the Company initiated to its corporate entity structure, including intra-entity transfers of intellectual property to one of its European subsidiaries, which was excluded from adjusted net income and adjusted diluted EPS. A portion of these non-cash net deferred income tax benefits will reduce cash taxes paid and result in net deferred tax expense recognized in future periods. Beginning in the first quarter of 2025 and in future periods, the related net deferred tax effects will be excluded from adjusted net income and adjusted diluted EPS. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. Credit agreement EBITDA represents EBITDA adjusted for items permitted under the Company’s senior secured credit facilities.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company’s definitions and calculations as set forth in the tables below of adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income or diluted EPS calculated in accordance with U.S. GAAP.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA or constant currency adjusted EBITDA guidance to net income, the comparable U.S. GAAP measure, because, due to the unpredictable or unknown nature of certain significant items, such as income tax expenses or benefits, loss contingencies, and any gains or losses in connection with refinancing transactions, the Company cannot reconcile these non-GAAP projections without unreasonable efforts. The Company expects the variability of these items, which are necessary for a presentation of the reconciliation, could have a significant impact on the Company’s reported U.S. GAAP financial results.

Currency Fluctuation

The Company’s international operations have provided and will continue to provide a significant portion of its total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how the Company’s underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, the Company also compares the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of the Company’s foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. The Company believes presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of its foreign operations from period to period. In addition, the Company presents adjusted EBITDA on a constant currency basis, which is a non-GAAP financial measure, and is calculated by translating the current period adjusted EBITDA into U.S. dollars using the same foreign currency exchange rates that were used to translate such measure for the previous comparable period and adjusting for other FX related impacts. However, net sales in local currency and adjusted EBITDA on a constant currency basis should not be considered in isolation or as an alternative to net sales and adjusted EBITDA, respectively, in U.S. dollar measures that reflect current period exchange rates, or to net sales and net income calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended March 31,
$ million	2025	2024
Net income	$50.4	$24.3
Expenses related to Restructuring Program (1)	3.3	16.7
Expenses related to Transformation Program (1)	-	5.9
Digital technology program costs (1)	2.4	11.0
Income tax adjustments for above items (1)	(1.3)	(8.6)
Deferred income tax effects, net, related to corporate entity reorganization (2)	5.1	-
Adjusted net income	$59.9	$49.3

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended March 31,
$ per share	2025	2024
Diluted earnings per share	$0.49	$0.24
Expenses related to Restructuring Program (1)	0.03	0.17
Expenses related to Transformation Program (1)	-	0.06
Digital technology program costs (1)	0.02	0.11
Income tax adjustments for above items (1)	(0.01)	(0.09)
Deferred income tax effects, net, related to corporate entity reorganization (2)	0.05	-
Adjusted diluted earnings per share (3)	$0.59	$0.49

(1)	Based on interim income tax reporting rules, these expense items are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

Excludes tax benefit as follows:

	Three Months Ended March 31,
$ million	2025	2024
Expenses related to Restructuring Program	$(0.9)	$(4.5)
Expenses related to Transformation Program	-	(2.0)
Digital technology program costs	(0.4)	(2.1)
Total income tax adjustments	$(1.3)	$(8.6)

	Three Months Ended March 31,
$ per share	2025	2024
Expenses related to Restructuring Program	$(0.01)	$(0.05)
Expenses related to Transformation Program	-	(0.02)
Digital technology program costs	-	(0.02)
Total income tax adjustments	$(0.01)	$(0.09)

(2)	Non-cash net deferred tax effects related to an income tax benefit previously recognized due to changes to corporate entity structure in the fourth quarter of 2024. Refer to Supplemental Information included herein for further details.

(3)	Amounts may not total due to rounding

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Three Months Ended					TTM		Year Ended
$ million	Mar 31 ‘24	Jun 30 ‘24	Sep 30 ‘24	Dec 31 ‘24	Mar 31 ‘25	Mar 31 ‘25		Dec 31 ‘24
Net sales	$1,264.3	$1,281.1	$1,240.3	$1,207.4	$1,221.7	$4,950.5		$4,993.1

Net income	$24.3	$4.7	$47.4	$177.9	$50.4	$280.4		$254.3
Interest expense, net	37.9	57.7	56.5	53.9	52.0	220.1		206.0
Income taxes	9.7	7.5	23.2	(125.3)	20.4	(74.2)		(84.9)
Depreciation and amortization	29.2	32.6	30.6	29.0	30.7	122.9		121.4
EBITDA	101.1	102.5	157.7	135.5	153.5	549.2		496.8
Amortization of SaaS implementation costs	3.6	8.7	5.0	5.0	5.7	24.4		22.3
Expenses related to Restructuring Program	16.7	48.8	2.7	0.9	3.3	55.7		69.1
Expenses related to Transformation Program	5.9	3.5	-	4.0	-	7.5		13.4
Digital technology program costs	11.0	6.0	5.1	4.6	2.4	18.1		26.7
Gain on sale of property	-	-	(4.0)	-	-	(4.0)		(4.0)
Loss on extinguishment of debt	-	10.5	-	-	-	10.5		10.5
Adjusted EBITDA	138.3	180.0	166.5	150.0	164.9	661.4		634.8
Interest income	3.7	2.8	2.8	3.0	2.6	11.2		12.3
Inventory write-downs	4.7	6.7	5.6	1.9	11.4	25.6		18.9
Share-based compensation expenses	11.9	11.8	13.0	13.3	11.6	49.7		50.0
Other expenses (income) (1)	0.9	6.7	9.3	(4.1)	1.5	13.4		12.8
Credit Agreement EBITDA	$159.5	$208.0	$197.2	$164.1	$192.0	$761.3		$728.8
Credit Agreement Total Debt (2)						$2,262.5		$2,332.7
Credit Agreement Total Leverage Ratio						3.0	x	3.2	x

Net income margin	1.9%	0.4%	3.8%	14.7%	4.1%	5.7%		5.1%
Adjusted EBITDA margin	10.9%	14.1%	13.4%	12.4%	13.5%	13.4%		12.7%

(1)	Other expenses (income) include certain non-cash items such as bad debt expense, unrealized foreign currency gains and losses, and other gains and losses

(2)	Represents the outstanding principal amount of total debt as of the respective period end